Verona Pharma Reports First Quarter 2022 Financial Results and Provides Corporate Update
Phase 3 ENHANCE-2 trial on target to report top-line COPD data in Q3 2022
James Brady joined the Board as Non-Executive Director
Conference call today at 9:00 a.m. EDT / 2:00 p.m. BST

LONDON and RALEIGH, N.C., May 3, 2022 – Verona Pharma plc (Nasdaq: VRNA) (“Verona Pharma” or the “Company”), a clinical-stage biopharmaceutical company focused on respiratory diseases, announces its financial results for the three months ended March 31, 2022, and provides a corporate update.
“During the first quarter, enrollment in our Phase 3 ENHANCE (“Ensifentrine as a Novel inHAled Nebulized COPD thErapy”) clinical program continued and we are now close to completing recruitment for this program,” said David Zaccardelli, Pharm. D., President and Chief Executive Officer. “As of May 2, 2022, approximately 90% of subjects were randomized into ENHANCE-1.
“We are on track to report top-line data from ENHANCE-2 in the third quarter of 2022 and from ENHANCE-1 around the end of the year. The top-line data from both ENHANCE trials will include the primary endpoint, improvement in lung function as measured by average forced expiratory volume in one second (FEV1) area under the curve (AUC) 0-12 hours post dose at week 12, as well as key secondary endpoints comprising measurements of COPD symptoms and health-related quality of life, including ER-S and SGRQ endpoints, as well as overall safety data.
“The design of the ENHANCE program was based on analysis of our Phase 2b clinical trials in subjects with moderate to severe COPD including similar entry and exclusion parameters as well as key study endpoints. To date, overall population attributes including demographics and baseline COPD characteristics including smoking history, lung function, symptoms and quality of life for subjects in the ENHANCE program are similar to those seen in the Phase 2b trials.
“Alongside our clinical progress, James Brady, former Chief Financial Officer of MedImmune, joined our board as a Non-Executive Director. James brings a wealth of leadership, strategic and commercial expertise, which will be key as we prepare to submit our planned New Drug Application (“NDA”) in the U.S. for ensifentrine and progress our commercialization and licensing strategy.”
Program Updates and Key Milestones
Based on current models of forecasted recruitment and study progression, the Company’s near-term milestones include:
•Completing enrollment of ENHANCE-1 in the second quarter of 2022. This would conclude enrollment in the Phase 3 ENHANCE program. The Company projects approximately 55-65% of subjects will be receiving background therapy in each study.
•Reporting top-line data from ENHANCE-2 in the third quarter of 2022 and from ENHANCE-1 around the end of 2022.
•Conditional upon positive results, the Company expects to submit an NDA to the US Food and Drug Administration (“FDA”) in the first half of 2023.
With the recent sanctions and other government restrictions resulting from the Russia-Ukraine conflict and the COVID-19 pandemic continuing to impact a number of clinical trial activities, the Company continues to closely monitor these timelines.

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First Quarter and Recent Highlights
Clinical
•In January 2022, the Company completed enrollment in ENHANCE-2 with more than 800 subjects randomized.
Corporate
•In March 2022, Mr. James Brady joined the board as a Non-Executive Director. Mr. Brady has 30-plus-years of experience in the biopharmaceutical industry, serving in multiple leadership roles across the U.S., Europe and China during his career at AstraZeneca. Most recently, he served as Chief Financial Officer of MedImmune, the biologics discovery and development division of AstraZeneca.
First Quarter 2022 Financial Results
•Cash position: Cash and cash equivalents at March 31, 2022, were $132.8 million (December 31, 2021: $148.4 million). The Company believes cash and cash equivalents at March 31, 2022, expected cash receipts from the U.K. tax credit program and funding expected to become available under the $30.0 million debt facility, will enable Verona Pharma to fund planned operating expenses and capital expenditure requirements through at least the end of 2023.
•R&D Expenses: Research and development (“R&D”) expenses were $17.6 million for the first quarter ended March 31, 2022 (Q1 2021: $13.6 million). The increase of $4.0 million was primarily due to a $5.6 million increase in costs associated with the Phase 3 ENHANCE program partially offset by a $2.0 million reduction in share-based compensation charges.
•SG&A Expenses: Selling general and administrative expenses (“SG&A”) were $7.4 million for the first quarter ended March 31, 2022 (Q1 2021: $9.3 million). The decrease of $1.9 million was primarily driven by a decrease in share-based compensation charges of $3.1 million and a $0.6 million decrease in professional fees, partially offset by the $2.0 million charge related to the modification of the Ligand Agreement.
•Net loss: Net loss was $24.8 million for the first quarter ended March 31, 2022 (Q1 2021: net loss $21.3 million).
Conference Call and Webcast Information
Verona Pharma will host an investment community conference call at 9:00 a.m. EDT /
2:00 p.m. BST on Tuesday, May 3, 2022 to discuss the first quarter 2022 financial results and the corporate update.
Analysts and investors may participate by dialing one of the following numbers and reference conference ID 2045514:
•+1-888-317-6003 for callers in the United States
•+1-412-317-6061 for international callers
A live webcast will be available on the Events and Presentations link on the Investors page of the Company's website, www.veronapharma.com, and the audio replay will be available for 90 days. An electronic copy of the first quarter 2022 results press release will also be made available today on the Company’s website. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Company’s securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.
For further information please contact:

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Verona Pharma plc	US Tel: +1-833-417-0262 UK Tel: +44 (0)203 283 4200
Victoria Stewart, Director of Investor Relations and Communications	info@veronapharma.com

Argot Partners (US Investor Enquiries)	Tel: +1-212-600-1902 verona@argotpartners.com
Kimberly Minarovich / Michael Barron

Optimum Strategic Communications (International Media and European Investor Enquiries)	Tel: +44 (0)203 882 9621 verona@optimumcomms.com
Mary Clark / Rebecca Noonan / Zoe Bolt

About Verona Pharma
Verona Pharma is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative therapies for the treatment of respiratory diseases with significant unmet medical needs. If successfully developed and approved, Verona Pharma’s product candidate, ensifentrine, has the potential to be the first therapy for the treatment of respiratory diseases that combines bronchodilator and anti-inflammatory activities in one compound. The Company is evaluating nebulized ensifentrine in its Phase 3 clinical program ENHANCE (“Ensifentrine as a Novel inHAled Nebulized COPD thErapy”) for COPD maintenance treatment. Two additional formulations of ensifentrine are in Phase 2 development for the treatment of COPD: dry powder inhaler (“DPI”) and pressurized metered-dose inhaler (“pMDI”). Ensifentrine has potential applications in cystic fibrosis, asthma and other respiratory diseases. For more information, please visit www.veronapharma.com.
COVID-19 Impact
Verona Pharma continues to monitor the impact of the COVID-19 pandemic on its operations and clinical trials, in particular the timelines and costs of its Phase 3 clinical program ENHANCE. The pandemic and government and other measures in response continue to impact a number of clinical trial activities and the Company will provide an update if it becomes aware of any meaningful disruption caused by the pandemic to its clinical trials.
To help protect the health and safety of the subjects, caregivers and healthcare professionals involved in its clinical trials, as well as its employees and independent contractors, the Company continues to follow guidance from the FDA and other health regulatory authorities regarding the conduct of clinical trials during the COVID-19 pandemic to ensure the safety of study participants, minimize risks to study integrity, and maintain compliance with good clinical practice (GCP).
The COVID-19 pandemic is disrupting supply chains, and employee retention and recruitment, globally and the Company is closely monitoring this situation and will provide an update if it becomes aware of any meaningful disruption caused by the pandemic to the supply of ensifentrine and drug-related products, equipment and services for its clinical trials.
Russia-Ukraine Conflict
Verona Pharma is conducting its ENHANCE-1 program at a number of clinical trial sites in Russia and Europe (but not including Ukraine). The sanctions and other restrictions imposed by the U.S. and other countries as a result of the current conflict between Russia and Ukraine may impact our outsourced clinical research vendor’s ability to pay the clinical trial sites in Russia, to supply ensifentrine and equipment to the sites, or validate their trial data. If the conflict extends into other countries in Europe where our clinical trials are being conducted, our clinical trial activities in those countries may also be impacted. The Company is closely monitoring the Russia-Ukraine conflict and will provide an update if it becomes aware of any meaningful disruption to the cost and timelines of our Phase 3 program or our plans to submit an NDA for ensifentrine.

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Forward-Looking Statements
This press release contains forward-looking statements. All statements contained in this press release with respect to our operational review, outlook and financial review that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding the development of ensifentrine and the progress and timing of clinical trials and data, the goals and design of clinical trials, the assumptions underlying the Company’s models on clinical trial recruitment and progress, including the potential impact of the COVID-19 pandemic and the Russia-Ukraine conflict on such progress and on our business and operations and the Company’s future financial results, the timing of submission of an NDA for ensifentrine, the potential for ensifentrine to be the first therapy for the treatment of respiratory diseases to combine bronchodilator and anti-inflammatory effects in one compound, the potential of ensifentrine in the treatment of COPD, cystic fibrosis, asthma and other respiratory diseases, as well as the potential of the DPI and pMDI formulations of ensifentrine, the funding we expect to become available under the $30.0 million debt financing facility and from cash receipts from U.K. tax credits, and the sufficiency of cash and cash equivalents.
These forward-looking statements are based on management's current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from our expectations expressed or implied by the forward-looking statements, including, but not limited to, the following: our limited operating history; our need for additional funding to complete development and commercialization of ensifentrine, which may not be available and which may force us to delay, reduce or eliminate our development or commercialization efforts; the reliance of our business on the success of ensifentrine, our only product candidate under development; economic, political, regulatory and other risks involved with international operations; the lengthy and expensive process of clinical drug development, which has an uncertain outcome; serious adverse, undesirable or unacceptable side effects associated with ensifentrine, which could adversely affect our ability to develop or commercialize ensifentrine; potential delays in enrolling subjects, which could adversely affect our research and development efforts and the completion of our clinical trials; we may not be successful in developing ensifentrine for multiple indications; our ability to obtain approval for and commercialize ensifentrine in multiple major pharmaceutical markets; misconduct or other improper activities by our employees, consultants, principal investigators, third-party service providers and licensees; our inability to realize the anticipated benefits under licenses granted by us to third parties to develop and commercialize ensifentrine, our future growth and ability to compete depends on retaining our key personnel and recruiting additional qualified personnel; material differences between our “top-line” data and final data; our reliance on third parties, including clinical research organizations, clinical investigators, manufacturers and suppliers, and the risks related to these parties’ ability to successfully develop and commercialize ensifentrine; lawsuits related to patents covering ensifentrine and the potential for our patents to be found invalid or unenforceable; lawsuits related to our licensing of patents and know-how with third parties for the development and commercialization of ensifentrine; changes in our tax rates, unavailability of certain tax credits or reliefs or exposure to additional tax liabilities or assessments could affect our profitability, and audits by tax authorities could result in additional tax payments for prior periods; and our vulnerability to natural disasters, global economic factors, geo-political actions and unexpected events, including health epidemics or pandemics like the COVID-19 pandemic, and conflicts such as the Russia-Ukraine conflict, which has and may continue to adversely impact our business. These and other important factors under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, and our other reports filed with the SEC, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

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Verona Pharma, plc
Consolidated Financial Summary
(unaudited)

	Three months ended March 31,
	2022	2021

Operating expenses
Research and development	$ 17,625	$ 13,574
Selling, general and administrative	7,440	9,282
Total operating expenses	25,065	22,856
Operating loss	(25,065)	(22,856)
Other income/(expense)
Benefit from R&D tax credit	1,302	2,070
Interest income	15	4
Interest expense	(84)	(84)
Fair value movement on warrants	-	(507)
Foreign exchange (loss) / gain	(923)	163
Total other income, net	310	1,646
Loss before income taxes	(24,755)	(21,210)
Income tax expense	(82)	(80)
Net loss	$ (24,837)	$ (21,290)

Weighted-average shares outstanding – basic and diluted	481,941,527	469,465,085
Loss per ordinary share – basic and diluted	$ (0.05)	$ (0.05)
	Mar-31	Dec-31
	2022	2021

Cash and cash equivalents	$ 132,764	$ 148,380
Total assets	$ 169,315	$ 186,587
Equity	$ 126,307	$ 148,005

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